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EXHIBIT 23.1

Report of Ernst & Young LLP, Independent Auditors, on Financial Statement Schedule

        We have audited the consolidated financial statements of InsWeb Corporation as of December 31, 2001 and for the year then ended, and have issued our report thereon dated January 25, 2002, except for Note 19, as to which the date is March 28, 2002 (included elsewhere in this Annual Report). Our audit also included the 2001 data included in the financial statement scheduled listed in Item 14(a)(2) of this Annual Report. This schedule is the responsibility of management. Our responsibility is to express an opinion based on our audit. The financial statement schedule of InsWeb Corporation for the years ended December 31, 2000 and 1999, was audited by other auditors whose report dated January 31, 2001, expressed an unqualified opinion on the financial statement schedule when read in conjunction with the related financial statement.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Sacramento, California
January 25, 2002

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  EXHIBIT 23.1